Exhibit 10.1

LETTER OF UNDERSTANDING

CONCERNING VOLUNTARY LEAVE OF ABSENCE

In light of the ongoing investigation being conducted by the United States Attorney’s Office for the District of New Hampshire (the “Investigation”) and the need for Imperial Holdings, Inc. (the “Company”) and Jonathan Neuman (Mr. Neuman) (collectively, the “Parties”) to each devote sufficient time and resources to their respective defenses, the Parties hereby agree that Mr. Neuman shall take a voluntary paid leave of absence from his position as President and Chief Operating Officer of the Company on the following terms:

1.	Effective immediately upon execution of this Letter of Understanding, Mr. Neuman will be temporarily relieved of his executive duties and responsibilities and will be on a paid leave of absence for a period of four months (the “Leave”). The duration of the Leave may be extended by an agreement in writing signed by both the Company and Mr. Neuman.

2.	Mr. Neuman will be entitled to his full base salary, bonus incentives and benefits as provided for in his Executive Employment and Severance Agreement entered into as of September 29, 2010 (the “Employment Agreement”).

3.	This Letter of Understanding does not affect Mr. Neuman’s status as a Director on the Company’s Board of Directors.

4.	The term “outside counsel to the Company” shall refer to Latham & Watkins LLP or Dewey & LeBoeuf LLP, or such other outside counsel as may be designated by the Company.

5.	To allow for an orderly transition and operation of the Company during the Leave, but provided that nothing in this Section shall be deemed to limit or affect Mr. Neuman’s ability to perform his duties as a Director, or to restrict in any way Mr. Neuman’s right to fully and vigorously defend himself:

a.	Except as otherwise provided in this Section, Mr. Neuman will not, personally or through others, contact (whether orally or in writing) any employee, officer, director, agent or attorney of the Company except with the prior written permission from outside counsel to the Company. This prohibition in Section 5(a) shall not apply to:

(i) communications involving Mr. Neuman’s counsel and outside counsel to the Company or counsel for any current or former employees that pertain or relate to the Investigation; and

(ii) communications that do not pertain or relate to the operations of the Company, the Premium Finance Business, the Investigation, or any subject covered by the Investigation, provided that before Mr. Neuman (personally or through others) contacts an agent or attorney of the Company, he will provide written notice to outside counsel to the Company.

b.	Mr. Neuman will not, personally or through others, be involved in the business and legal affairs of the Company, except in his capacity as a member of the Board of Directors.

c.	Mr. Neuman will not access the Company’s physical premises and property, except with the prior written permission from outside counsel to the Company.

d.	Mr. Neuman will not have access to the Company’s information technology network, including, but not limited to, the Company’s email and document systems, during the Leave. Mr. Neuman will not, personally or through others, access or attempt to access any of the Company’s information technology systems.

6.	Nothing in this Letter of Understanding shall prevent Mr. Neuman and his counsel from receiving or reviewing documents that are produced to him by outside counsel for the Company in connection with defending the Investigation, from discussing documents, issues and events with outside counsel for the Company or from contacting potential witnesses not affiliated with the Company.

7.	The Leave does not constitute “Good Reason” as that term is defined in section 2(l) of the Employment Agreement and does not create any basis for a cause of action by Mr. Neuman against the Company for breach of the Employment Agreement.

8.	This Letter of Understanding regarding the Leave is made without prejudice to any rights each Party may have pursuant to the Employment Agreement and nothing contained in this Letter of Understanding shall constitute an amendment or modification to the rights and obligations of the Company and Mr. Neuman contained in the Employment Agreement. This agreement, or any dispute related thereto, shall not be deemed to create a basis, or partial basis for “Cause” as defined in Mr. Neuman’s Employment Agreement. Furthermore, the existence of this agreement, and/or the performance hereunder shall not be admissible in any court proceeding related to Mr. Neuman’s Employment Agreement.

9.	This Letter of Understanding will terminate prior to the expiration of the Leave if Mr. Neuman is charged with a criminal offense as a result of the Investigation.

10.	This Letter of Understanding contains the entire agreement of the Parties with respect to the terms of the Leave, except as governed by the Employment Agreement. This Letter of Understanding may only be modified or amended by an agreement in writing signed by both the Company and Mr. Neuman.

11.	This Letter of Understanding may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures were upon the same document.

JONATHAN NEUMAN	IMPERIAL HOLDINGS, INC.

/s/ Jonathan Neuman	By:	/s/ Michael Altschuler
Jonathan Neuman
Name: Michael Altschuler
Dated:
Title: General Counsel & Secretary

Dated: January 27, 2012

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